UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2013 (August 6, 2013)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

On August 6, 2013, Cumulus Media Inc. (the “Company”), Cumulus Media Holdings Inc., a wholly owned subsidiary of the Company (“Holdings”), and certain affiliates of Canyon Capital LLC (collectively, “Canyon”) entered into an Investment Agreement (the “Investment Agreement”) pursuant to which the Company agreed to create, issue and sell to Canyon, at a purchase price of $1,000 per share, shares of a newly-created series of preferred stock of the Company, the Series B preferred stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Series B Preferred”) and described in more detail below. The Company intends to use the proceeds from the sale of the shares of Series B Preferred to redeem all outstanding shares of Series A preferred stock, par value $0.01 per share (the “Series A Preferred”) of the Company.

The Company will issue and sell to Canyon a number of shares of Series B Preferred that will provide the Company with proceeds in an amount sufficient to pay the aggregate redemption price for the Series A Preferred in accordance with the terms thereof. The closing of the transactions contemplated by the Investment Agreement is subject to customary conditions, and is expected to occur not later than August 20, 2013 (the “Closing Date”). Assuming a Closing Date of August 20, 2013, the aggregate number of Series B Preferred shares sold would be approximately 77,241, with an aggregate purchase price therefor of $77.2 million.

The Investment Agreement contains covenants, representations and warranties customary for stock purchase and sale transactions of this type, including those relating to the issuance of the securities contemplated thereby.

The foregoing description of the Investment Agreement is qualified in its entirety by reference to the complete Investment Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by this reference.

Item 3.03—Material Modification to Rights of Security Holders.

On August 7, 2013, the Company issued a notice to the holders of its Series A Preferred that it intends to redeem all oustanding shares of Series A Preferred not later than the Closing Date.

The terms, rights, obligations and preferences of the Series B Preferred will be set forth in a Certificate of Designations of Series B Preferred (the “Certificate of Designations”), the form of which is attached hereto as Exhibit 3.1 and is incorporated herein by this reference, and which will be filed with the Secretary of State of the State of Delaware, and take effect, on the closing date of the sale of the Series B Preferred.

Pursuant to the Certificate of Designations, no other shares of Series B Preferred will be issuable in the future after the issuance of such shares in the transaction described above, except for such shares of Series B Preferred as may be issued as pay-in-kind dividends in lieu of any cash dividends in accordance with the terms thereof. The Series B Preferred will have dividend rights as described below, a liquidation value equal to $1,000 per share, plus any accrued but unpaid dividends, and will mature on March 24, 2020, at which time the Company will be required to redeem all Series B Preferred shares then outstanding for their liquidation value, plus any accrued but unpaid dividends. The Series B Preferred generally will not have voting rights, except with respect to any amendment to the Company’s Third Amended and Restated Certificate of Incorporation that would adversely affect the rights, privileges or preferences of the Series B Preferred or the creation of a class or series of shares senior to, or pari passu with, the Series B Preferred as to dividends, redemption or upon liquidation, and consent rights over certain other actions of the Company and its subsidiaries that could adversely affect the ability of the Company to fulfill its obligations under the Certificate of Designations. Holders of Series B Preferred will be entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the $1,000 liquidation preference per share, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not the Company reports net income.

Dividends on the Series B Preferred will accrue at a rate of 12% per annum until September 30, 2014, thereafter at a rate of 14% per annum until March 31, 2015, and thereafter at a rate of 17% per annum, in each case subject to increase as described below. Dividends will be payable in cash, except that, if on any dividend payment date the Company does not have cash on hand and availability under its financing agreements to pay dividends due in full in cash, the Company will be required to pay the portion of such dividend that it is unable to pay in cash through the issuance of additional shares of Series B Preferred. In such event, the applicable dividend rate will increase by 200 basis points until all accrued but unpaid dividends outstanding on the Series B Preferred are paid in cash and all shares of Series B Preferred previously issued in lieu of cash dividends are redeemed in full. If the Company does not redeem all outstanding shares of Series B Preferred on the maturity date therefor, the applicable dividend rate will increase by 300 basis points until all shares of Series B Preferred are redeemed. Payments of dividends on the Series B Preferred will be in preference and prior to any dividends payable on any class of the Company’s common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of Series B Preferred will be entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of the Company’s common stock.

The Certificate of Designations will provide that the Company may, at its option, redeem the Series B Preferred at any time for a redemption price equal to the liquidation value thereof, plus any accrued but unpaid dividends. Additionally, upon receipt by the Company of net cash proceeds from (i) the issuance by the Company or any of its subsidiaries of debt for borrowed money or (ii) the issuance by the Company or any of its subsidiaries of equity, the Company will be required to use of 100% of such net cash proceeds to redeem, for cash, to the fullest extent permitted by law and applicable financing agreements, shares of Series B Preferred at a redemption price equal to the liquidation value thereof, plus any accrued but unpaid dividends.

The Certificate of Designations will also provide that in the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of Series B Preferred at the time will be entitled to receive liquidating distributions with respect to each share of Series B Preferred in an amount equal to the $1,000 per share liquidation amount plus any accrued but unpaid dividends, and dividend rights to the fullest extent permitted by law, before any distribution of assets is made to the holders of the Company’s common stock.

The Certificate of Designations will provide that the holders of a majority of the outstanding shares of Series B Preferred will have the right to cause the Company to exchange, at any time but subject to (i) such proposed exchange not creating or resulting in a default or event of default under any of the Company’s then-applicable financing agreements and (ii) certain other conditions, all then outstanding shares of Series B Preferred for an aggregate principal amount of subordinated unsecured notes of Holdings equal the aggregate liquidation preference for the shares of Series B Preferred so exchanged. Such subordinated unsecured notes would bear interest at the same rate, and be payable at the same time and in the same manner, as dividends on the Series B Preferred (except that any pay-in-kind interest would be payable through issuance of additional subordinated unsecured notes), would have the same mandatory and optional redemption terms as the Series B Preferred, and would a maturity date that is the same as the maturity date of the Series B Preferred. Such subordinated unsecured notes would also provide that Holdings would be subject to covenants and restrictions on its operations similar to those set forth in the Certificate of Designations.

The issuance and sale of the Series B Preferred will be exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

1.1	Investment Agreement, dated as of August 6, 2013, by and among Cumulus Media Inc, Cumulus Media Holdings Inc. and the purchasers signatory thereto

3.1	Form of Certificate of Designations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: August 7, 2013

EXHIBIT INDEX

Number	Exhibit

1.1	Investment Agreement, dated as of August 6, 2013, by and among Cumulus Media Inc, Cumulus Media Holdings Inc. and the purchasers signatory thereto

3.1	Form of Certificate of Designations